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                                                                       EXHIBIT B



          MERGER AGREEMENT dated as of August 8, 1994 (the "Agreement"), among TERRA INDUSTRIES INC., a Maryland corporation ("Parent"), AMCI ACQUISITION CORPORATION, a Delaware corporation ("Parent Sub"), and a wholly owned subsidiary of Parent, and AGRICULTURAL MINERALS AND CHEMICALS INC., a Delaware corporation (the "Company").

          WHEREAS, Parent Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), will merge with and into the Company (the "Merger"); and

          WHEREAS, the Board of Directors of the Company has determined that the Merger is fair to, and in the best interests of, the Company and the holders of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), and Class B Common Stock, par value $.01 per share ("Class B Common Stock"; such Class A and Class B Common Stock is hereinafter referred to as "Company Common Stock"), and has approved this Agreement and the transactions contemplated hereby;


          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:


                                   ARTICLE I

                                   THE MERGER

          SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (as hereinafter defined), Parent Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Parent Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). The name of the Surviving Corporation shall be Agricultural Minerals and Chemicals Inc.

          SECTION 1.02. Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of the filing of the Certificate of Merger or the time specified therein being the "Effective Time").

          SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Parent Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Parent Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

          SECTION 1.04. Certificate of Incorporation; By-Laws. At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be as set forth in Exhibit 1.04 and the By-Laws of Parent Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

          SECTION 1.05. Directors and Officers. The directors of Parent Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with


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the Certificate of Incorporation and By-Laws of the Surviving Corporation, and
the officers of Parent Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

          SECTION 1.06. Closing. (a) The closing (the "Closing") of the Merger will take place at the offices of Kirkland & Ellis, New York, New York at 10:00 a.m., local time, on a date to be mutually agreed upon by Parent and the Company, which date shall be no later than the fifth business day following the date upon which the last to occur of the conditions set forth in Article VII is fulfilled or duly waived.

          (b) Subject to the satisfaction or waiver of each of the conditions set forth in Article VII, at the Closing, (i) the closing certificates and other documents required by Article VII shall be delivered, and (ii) the appropriate officers of the Surviving Corporation shall execute and acknowledge the Certificate of Merger.



                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

          SECTION 2.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Parent Sub, the Company or the holders of any of the following securities:

          (a) Subject to the other provisions of this Section 2.01, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares described in Section 2.01(c) and any Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive $21.2066 in cash, without interest (the "Per Share Amount"). All such shares of Company Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent only the right to receive the Per Share Amount as described below. The holders of certificates previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided herein or by law. Each such certificate previously evidencing shares of Company Common Stock shall be exchanged for the Per Share Amount multiplied by the number of shares previously evidenced by the canceled certificate upon the surrender of such certificate in accordance with the provisions of Section 2.02, without interest.

          (b) Subject to the other provisions of this Section 2.01, each Option (as hereinafter defined) outstanding immediately prior to the Effective Time shall be converted into the right to receive $10.4765 in cash, without interest (the "Per Option Amount"). All such Options shall cease to be outstanding and shall automatically be canceled and shall cease to exist, and each option agreement relating to any such Option shall thereafter represent only the right to receive the Per Option Amount as described below. The optionees party to option agreements previously evidencing such Options outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Options and the shares of Company Common Stock issuable upon the exercise thereof, except as otherwise provided herein. Each such Option outstanding immediately prior to the Effective Time shall be exchanged for the Per Option Amount multiplied by the number of shares of Company Common Stock subject to such Option upon the surrender of such option agreement in accordance with the provisions of
     Section 2.02, without interest.

          (c) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by any direct or indirect subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

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          (d) Each share of Common Stock, par value $.01 per share, of Parent
     Sub ("Parent Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one duly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          SECTION 2.02. Payment. (a) Paying Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank theretofore designated by the Company and Parent (the "Paying Agent"), for the benefit of the holders of shares of Company Common Stock and the holders of Options, for payment in accordance with this Article II, through the Paying Agent, cash in an amount equal to (i) the Per Share Amount multiplied by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, and
(ii) the Per Option Amount multiplied by the number of Options outstanding immediately prior to the Effective Time (such cash being hereinafter referred to as the "Payment Fund"). The Paying Agent shall, pursuant to irrevocable instructions, deliver the cash contemplated to be paid pursuant to this Article II out of the Payment Fund. The Payment Fund shall not be used for any other purpose.

          (b) Payment Procedures. Upon surrender of a certificate that, immediately prior to the Effective Time, evidenced outstanding shares of Company Common Stock (other than shares described in Section 2.01(c) and Dissenting Shares) (a "Certificate") for cancellation to the Paying Agent, together with such other customary documents as may be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the cash that such holder is entitled to receive in accordance with Section 2.01 (the "Merger Stock Consideration") and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Stock Consideration.

          At the Effective Time, each holder of Options shall be entitled to receive in exchange therefor the cash that such holder is entitled to receive in accordance with Section 2.01 (the "Merger Option Consideration"). For purposes of this Agreement, "Merger Consideration" means the Merger Stock Consideration and the Merger Option Consideration. The payment of the Merger Option Consideration to any holder of MEP Options shall be subject to any applicable Federal, state or local tax withholding requirements.

          (c) No Further Rights in Company Common Stock or Options. All cash paid upon conversion of the shares of Company Common Stock and with respect to the Options in accordance with the terms of this Article II, and all cash paid pursuant to Section 2.05, shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock or Options, as the case may be.

          (d) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of Company Common Stock or Options for 30 days after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock or Options that have not theretofore complied with this Article II shall thereafter look only to Parent for the Merger Consideration to which they are entitled.

          (e) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock or of Options for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          SECTION 2.03. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any certificates for shares of Company Common Stock presented to the Paying Agent, the Surviving Corporation or Parent for any reason shall be converted into the Merger Stock Consideration.

          SECTION 2.04. Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section

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262 of Delaware Law (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Stock Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Stock Consideration, upon surrender, in the manner provided in Section 2.02, of the certificate or certificates that formerly evidenced such shares of Company Common Stock.

          SECTION 2.05.  Working Capital.   (a)  Estimate.  Not later than one
business day after the date for the Closing is determined pursuant to Section 1.06, the Company shall deliver to Parent the Company's good faith estimate (the "Estimate") of the Consolidated Working Capital (as hereinafter defined) of the Company immediately prior to the Effective Time. In connection with the preparation and review of the Estimate, employees of Parent and Deloitte & Touche, its independent public accountants ("Parent's Accountants"), shall be entitled to access to the Company and its work papers prepared in connection with the Estimate and shall be entitled to discuss the Estimate with the Company prior to the Effective Time. (i) In the event that the Estimate exceeds $86 million, the Company shall, at the Effective Time, pay to Sellers' Representative (as hereinafter defined), in immediately available funds, an amount equal to such excess (the "Excess"), and (ii) in the event that the Estimate is less than $86 million, Sellers' Representative shall, at the Effective Time, pay to the Company, in immediately available funds, an amount equal to such deficit; provided, however, that in any event the amount paid by the Company at the Effective Time pursuant to clause (i) above shall not result in the aggregate amount of cash and cash equivalents of the Company and its subsidiaries (other than AMCLP and AMLP) after such payment being less than $36 million. In the event that, as a result of the application of the foregoing proviso, the entire Excess shall not have been paid to Sellers' Representative at the Effective Time, the Company shall pay such unpaid portion of the Excess to Sellers' Representative upon the earliest to occur of (i) the distribution to AMC by AMCLP of amounts of cash equal to such unpaid portion of the Excess and
(ii) the date set forth in Section 2.05(d).

          (b) Statement of Working Capital. As soon as practicable, but in any event within 60 calendar days following the Effective Time, Sellers' Representative shall deliver to Parent a statement of the Consolidated Working Capital of the Company pursuant to this Agreement (the "Statement of Working Capital"), as of the Effective Time, together with a report thereon of Ernst & Young, independent accountants for Sellers' Representative ("Sellers' Representative's Accountants"), stating that the Statement of Working Capital fairly presents the Consolidated Working Capital of the Company, as of the Effective Time, in accordance with generally accepted accounting principles as applied by the Company ("Company Accounting Policies") on a basis consistent with the preparation of the audited balance sheet of the Company as at December 31, 1993.

          (c) Cooperation. During the preparation of the Statement of Working Capital by Sellers' Representative and the period of any dispute referred to in
Section 2.05(e), (i) employees of Parent and Parent's Accountants shall be entitled to access to Sellers' Representative's Accountants and their work papers prepared in connection with the Statement of Working Capital and shall be entitled to discuss the Statement of Working Capital with Sellers' Representative's Accountants, in each case at mutually agreeable times as work progresses during the preparation of the Statement of Working Capital, and (ii) Parent shall provide Sellers' Representative's Accountants full access to the books, records, facilities and employees of the Company and shall cooperate fully with Sellers' Representative's Accountants, in each case to the extent required by Sellers' Representative's Accountants in order to prepare the Statement of Working Capital and to investigate the basis for any such dispute; provided however, that (i) any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Company and
(ii) Parent shall not be required to supply the Sellers' Representative with any information which Parent is under a legal obligation not to supply.

          (d) Certain Adjustments.  Subject to the limitations set forth in
Section 2.05(e), within 10 calendar days after the date of receipt by Parent of the Statement of Working Capital:

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               (i) in the event that the Consolidated Working Capital of the
          Company set forth on the Statement of Working Capital is less than the Estimate, Sellers' Representative shall pay to Parent, in immediately available funds, an amount equal to such deficiency; or

               (ii) in the event that the Consolidated Working Capital of the Company set forth on the Statement of Working Capital exceeds the Estimate, Parent shall pay, or shall cause the Surviving Corporation to pay, to Sellers' Representative, in immediately available funds, an amount equal to such excess.

          (e)  Disputes.

               (i) Subject to Section 2.05(e)(ii), the Statement of Working Capital delivered by Sellers' Representative to Parent and Parent's Accountants shall have the legal effect of an arbitral award and shall be final, binding and conclusive on Sellers' Representative, holders of Company Common Stock, holders of Options and Parent.

               (ii) Parent may dispute any amounts reflected on the Statement of Working Capital to the extent that the net effect of such disputed amounts in the aggregate would be to reduce the Consolidated Working Capital by more than the Designated Amount (as hereinafter defined), but only on the basis that the Statement of Working Capital does not present fairly the Consolidated Working Capital of the Company, as of the Effective Time, in accordance with Company Accounting Policies; provided, however, that Parent shall notify Sellers' Representative in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in detail, the basis for such dispute, within 30 calendar days after receipt from Sellers' Representative of the Statement of Working Capital. In the event of such a dispute, Parent and Sellers' Representative shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on Parent, holders of Company Common Stock, holders of Options and Sellers' Representative. If any such resolution by Parent and Sellers' Representative leaves in dispute amounts the net effect of which in the aggregate would not be to reduce the Consolidated Working Capital reflected on the Statement of Working Capital by at least the Designated Amount, all such amounts remaining in dispute shall then be deemed to have been resolved in favor of the Statement of Working Capital and such resolution shall be final, binding and conclusive on Parent, holders of Company Common Stock, holders of Options and Sellers' Representative. If Parent and Sellers' Representative are unable to reach a resolution with such effect within 14 calendar days of Parent's written notice of dispute to Sellers' Representative, Parent and Sellers' Representative shall submit the items remaining in dispute for resolution to an independent accounting firm of national reputation mutually appointed by Parent and Sellers' Representative (the "Independent Accounting Firm"), which shall, within 30 calendar days of such submission, determine and report to Parent and Sellers' Representative upon such remaining disputed items and such report shall have the legal effect of an arbitral award and shall be final, binding and conclusive on Parent, holders of Company Common Stock, holders of Options and Sellers' Representative. The fees and disbursements of the Independent Accounting Firm shall be allocated between Parent and Sellers' Representative in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

               (iii) No adjustment to any amount payable by Parent or Sellers' Representative pursuant to Section 2.05(d) shall be made with respect to amounts disputed by Parent pursuant to this Section 2.05(e), unless the net effect of the amounts successfully disputed by Parent in the aggregate is to reduce the Consolidated Working Capital reflected on the Statement of Working Capital by at least the Designated Amount. The amount payable as determined pursuant to this Section 2.05(e) shall not be reduced by the Designated Amount.

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               (iv) Any amount that is subject to dispute under this Section
          2.05(e) shall be paid by Parent or Sellers' Representative, as the case may be, in immediately available funds, within five calendar days following the resolution of such dispute and in an amount in accordance with such resolution.

               (v) In acting under this Agreement, Sellers' Representative's Accountants, Parent's Accountants and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

          (f) Interest. Any payment required to be made by Parent or Sellers' Representative pursuant to this Section 2.05 shall bear interest from the Effective Time through the date of payment at the Designated Rate (as hereinafter defined), calculated from the Effective Time to the date of such payment.

          (g) Effect of Adjustments. All amounts paid by Sellers' Representative, Parent or the Company pursuant to this Section 2.05 shall constitute adjustments to the consideration paid in the Merger.

          (h) Withholding. Payments pursuant to this Section 2.05 in respect of MEP Options shall be subject to any applicable Federal, state or local tax withholding requirements.

          SECTION 2.06. Certain Definitions. For purposes of this Article II, the following terms shall have the following meanings:

          (a) "Consolidated Working Capital" means the excess of the consolidated current assets of the Company over the consolidated current liabilities of the Company, calculated in accordance with Company Accounting Policies. For purposes of calculating Consolidated Working Capital, (i) all fees and expenses of financial, accounting, legal and other advisors to the Company relating to services in respect of the Merger billed or to be billed to the Company and remaining unpaid at the Effective Time shall be deemed to be consolidated current liabilities and (ii) all amounts expended by the Company after the date hereof and prior to the Effective Time with respect to post-closing directors' and officers' liability insurance shall be deemed to be a current receivable from Parent.

          (b) "Designated Amount" means $100,000.

          (c) "Designated Rate" means LIBOR (as defined in the documentation for the bank Financing (as hereinafter defined)) plus a margin of 1.50%.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as set forth in the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the "Company Disclosure Schedule"), which shall identify exceptions by specific section references, the Company hereby represents and warrants to Parent and Parent Sub that:

          SECTION 3.01. Organization and Qualification; Subsidiaries. (a) Each of the Company and its corporate subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly organized, validly existing and in good standing, or to have such power and authority, or to be duly qualified and in good standing, as the case may be, would not have a Company Material Adverse Effect (as hereinafter defined). The term "Company Material Adverse Effect" as used in this Agreement means any change or effect (other than a change or effect relating to the industry of the Company, the financial markets or the economy generally) that,

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individually or when taken together with all other such changes or effects, would be materially adverse to the financial condition, business, operations, earnings or prospects of the Company and its subsidiaries, taken as a whole.

          (b) Section 3.01 of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and correct list of all the Company's directly or indirectly owned subsidiaries, together with (i) the jurisdiction of incorporation or formation of each subsidiary and the percentage of each subsidiary's outstanding capital stock or other equity interests owned by each holder of such stock or interests, to the extent such ownership by persons other than the Company or its subsidiaries is known to the Company, and (ii) indication of whether each such subsidiary is a "Significant Subsidiary" (as hereinafter defined). The Company owns no subsidiaries that are not corporate subsidiaries other than AMCLP, AMLP and Oklahoma CO\\2\\ Partnership (as hereinafter defined).

          (c) AMCLP has been duly formed and is validly existing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"), with partnership power and authority to own or lease its properties and conduct its business as it is now being conducted, and is duly qualified or registered as a foreign limited partnership for the transaction of business under the laws of each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification or registration necessary, except where the failure to be so duly formed and validly existing, or to have such power and authority or to be so qualified or registered would not have a Company Material Adverse Effect; AMLP has been duly formed and is validly existing as a limited partnership under the Delaware Act, with partnership power and authority to own or lease its properties and conduct its business as it is now being conducted, and is duly qualified or registered as a foreign limited partnership for the transaction of business under the laws of each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification or registration necessary, except where the failure to be so duly formed and validly existing, or to have such power and authority or to be so qualified or registered, would not have a Company Material Adverse Effect.

          SECTION 3.02. Certificates of Incorporation and By-Laws. The Company has heretofore furnished to Parent complete and correct copies of the Certificates of Incorporation and the By-Laws or the equivalent organizational documents, in each case as amended or restated, of the Company, AMC, AMCLP, AMLP, BMCH and BMC (as hereinafter defined).

          SECTION 3.03. Capitalization. (a) The authorized capital stock of the Company, as of immediately prior to the Effective Time, will consist of 50,000,000 shares of Company Common Stock of which: (i) 25,000,000 shares are shares of Class A Common Stock and 25,000,000 shares are shares of Class B Common Stock, (ii) 17,224,302 shares of Class A Common Stock and 207,000 shares of Class B Common Stock are issued and outstanding, none of which is subject to preemptive rights created by statute, the Company's Certificate of Incorporation or By-Laws or any agreement to which the Company is a party or is bound; (iii) 6,698 shares of Company Common Stock are held in the treasury of the Company; and (iv) (A) 163,450 shares of Class A Common Stock are reserved for issuance in connection with the Option Agreement dated as of October 25, 1993, between the Company and Transammonia, Inc., a Delaware corporation (the "Transammonia Option Agreement"), and (B) 2,732,668 shares of Class A Common Stock are reserved for issuance pursuant to outstanding employee stock options (the "MEP Options") granted pursuant to the Company's Management Equity Plan, as amended (the "MEP") (such Transammonia Option Agreement and the MEP Options are herein collectively referred to as the "Options"); each of the outstanding shares of capital stock of each of the Company and its corporate subsidiaries is duly authorized and validly issued, and fully paid and nonassessable, and such shares owned by the Company or another subsidiary of the Company are owned free and clear of all liens, claims, encumbrances, security interests or other charges ("Encumbrances"), except for such Encumbrances that would not have a Company Material Adverse Effect.

          (b) AMC is the sole general partner of AMCLP, with a general partner interest in AMCLP of approximately 1.0101%; such general partner interest is duly authorized by the Agreement of Limited Partnership of AMCLP dated as of December 4, 1991 (the "AMCLP Agreement"), by and among AMC, the Company and each holder of Units (as hereinafter defined), and is validly issued to AMC and is fully

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paid; AMC owns such general partner interest free and clear of all Encumbrances;
AMC is the sole general partner of AMLP, with a general partner interest in AMLP of 1.0%; such general partner interest is duly authorized by the Agreement of Limited Partnership of AMLP dated as of December 4, 1991 (the "AMLP Agreement"), by and among AMC, the Company and AMCLP (the AMCLP Agreement and the AMLP Agreement are herein collectively referred to as the "Partnership Agreements"), and is validly issued to AMC and is fully paid; AMC owns such general partner interest free and clear of all Encumbrances; 7,636,764 senior preference units representing limited partner interests in AMCLP (the "Senior Preference Units") have been issued; AMC is a limited partner of AMCLP with a limited partner interest represented by 6,000,000 junior preference units representing limited partner interests in AMCLP (the "Junior Preference Units"), and 5,172,414 common units representing limited partner interests in AMCLP (the "Common Units"; the Senior Preference Units, Junior Preference Units and Common Units are herein collectively referred to as the "Units"); the Junior Preference Units and the Common Units and the limited partner interests represented thereby are authorized by the AMCLP Agreement, and are validly issued and fully paid and are owned by AMC free and clear of all Encumbrances. AMCLP is the sole limited partner of AMLP, with a limited partner interest of 99.0%; such limited partner interest is authorized by the AMLP Agreement, has been validly issued and is fully paid; and AMCLP owns, directly or indirectly, such limited partner interest in AMLP free and clear of all Encumbrances.

          (c) Except as set forth in Section 3.03(a), immediately prior to the Effective Time, there will be no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which the Company or any of its subsidiaries is a party relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, issue or sell any shares of the capital stock of the Company or any of its subsidiaries, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to (i) repurchase, redeem or otherwise reacquire any shares of Company Common Stock or the capital stock of, or other equity interests in, any subsidiary of the Company; or (ii) (other than advances to subsidiaries in the ordinary course of business) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any subsidiary of the Company or any other person. As of the date hereof, neither the Company nor any of its subsidiaries directly or indirectly owns, or has agreed to purchase or otherwise acquire, the capital stock of, or any interest convertible into or exchangeable or exercisable for, the capital stock of any corporation, partnership, joint venture or other business association or entity. Except for any agreements, arrangements or commitments between the Company and any of its subsidiaries or between such subsidiaries, there are no material agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of the Company or any of its subsidiaries. There are no voting trusts, proxies or other material agreements or understandings to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its subsidiaries.

          (d) The Company has made available to Parent complete and correct copies of (i) the MEP and the forms of MEP Options issued pursuant to the MEP, including all amendments thereto, and (ii) the Transammonia Option Agreement, including all amendments thereto. All copies of documents furnished by the Company to Parent in connection with the transactions contemplated hereby are true and correct copies of such documents.

          SECTION 3.04. Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Minorco Voting Agreement dated as of the date hereof among the Company, Parent and Minorco (U.S.A.) Inc., a Colorado corporation ("Minorco"), in the form attached hereto as Exhibit 3.04 (the "Minorco Voting Agreement"), (collectively, the "Basic Agreements"), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby to be consummated by the Company. The execution and delivery of each Basic Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize any Basic Agreement or to consummate the transactions contemplated hereby and thereby. Each

Basic Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company.

          SECTION 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of each Basic Agreement by the Company do not, and the performance of each Basic Agreement by the Company will not (i) conflict with or violate the Certificate of Incorporation or By-Laws, or the equivalent organizational documents, in each case as amended or restated, of the Company or any of its subsidiaries, (ii) conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, permit, order, judgment or decree (collectively, "Laws") in effect as of the date hereof and applicable to the Company or any of its subsidiaries or by which any of their respective properties is bound, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, or trigger any right of first refusal under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties is bound, except for any such conflicts or violations described in clause (ii) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment requirements, Encumbrances or rights of first refusal described in clause (iii) that would not have a Company Material Adverse Effect. The Board of Directors of the Company has taken all actions necessary under Delaware Law, including approving the transactions contemplated by each Basic Agreement, to ensure that
Section 203 of Delaware Law does not, or will not, apply to the transactions contemplated by the Basic Agreements.

          (b) The execution and delivery of each Basic Agreement by the Company do not, and the performance of each Basic Agreement by the Company will not, require the Company to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any governmental or regulatory authority, domestic or foreign ("Governmental Entities") based on laws, rules, regulations and other requirements of any Governmental Entities, except (i) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing and recordation of the Certificate of Merger as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, either individually or in the aggregate, prevent the Company from performing its obligations under any Basic Agreement and would not have a Company Material Adverse Effect or have been resolved.

          SECTION 3.06. Permits; Compliance. As of the date hereof, each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Company Permits"), and there is no action, proceeding or investigation pending or, to the knowledge of the Company, threatened regarding suspension or cancellation of any of the Company Permits, except where the failure to possess, or the suspension or cancellation of, such Company Permits would not have a Company Material Adverse Effect. As of the date hereof, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of (a) any Law applicable to the Company or any of its subsidiaries or by which any of their respective properties is bound or (b) any of the Company Permits, except for any such conflicts, defaults or violations that would not have a Company Material Adverse Effect. As of the date hereof, neither the Company nor any of its subsidiaries has received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of material Laws, except for written notices relating to possible conflicts, defaults or violations, which conflicts, defaults or violations would not have a Company Material Adverse Effect or have been resolved.

          SECTION 3.07. Reports; Financial Statements. (a) Since March 31, 1992, (i) the Company and AMCLP have filed all forms, reports, statements and other documents required to be filed with (A) the Securities and Exchange Commission (the "SEC"), including, without limitation, (I) all Annual Reports on Form 10-K, (II) all Quarterly Reports on Form 10-Q, (III) all Current Reports on Form 8-K, (IV) all other reports or registration statements, and (V) all amendments and supplements to all such reports and registration statements (collectively referred to as the "Company SEC Reports") and (B) any other applicable state securities authorities and (ii) the Company and AMCLP and their respective subsidiaries have filed all forms, reports, statements and other documents required to be filed with any other applicable federal or state regulatory authorities, except where the failure to file any such forms, reports, statements or other documents would not have a Company Material Adverse Effect (all such forms, reports, statements and other documents in clauses (i) and (ii) of this Section 3.07(a) being referred to herein, collectively, as the "Company Reports"). The Company Reports, including all Company Reports filed after the date hereof and prior to the Effective Time, (i) were or will be prepared in all material respects in accordance with the requirements of applicable Law (including, with respect to the Company SEC Reports, the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports), and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports filed prior to or after the date hereof (i) have been or will be prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods involved (except (A) to the extent required by changes in generally accepted accounting principles and (B) with respect to Company SEC Reports filed prior to the date hereof, as may be indicated in the notes thereto) and (ii) fairly present or will fairly present the consolidated financial position of the Company and its subsidiaries, as the case may be, as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that (x) any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments and (y) any pro forma financial information contained in such consolidated financial statements is not necessarily indicative of the consolidated financial position of the Company and its subsidiaries, as the case may be, as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

          SECTION 3.08. Absence of Undisclosed Liabilities. As of the date hereof, neither the Company nor any of its subsidiaries has, to the knowledge of the Company, any material liability (whether accrued, absolute, contingent or otherwise) that is required to be reflected on the financial statements (or the notes thereto) of the Company in accordance with generally accepted accounting principles, other than liabilities (a) reflected or reserved against (to the extent of the reserves therefor) in the consolidated balance sheets included in the Company's Form 10-Q for the quarter ended June 30, 1994, and Form l0-K for the year ended December 31, 1993 (the "Balance Sheets") (or in the notes thereto), (b) with respect to matters disclosed in the Company Disclosure Schedule or excluded from the coverage of any of the representations, warranties or covenants herein, (c) that are covered by enforceable insurance, indemnification, contribution or comparable arrangements, (d) under the Laws of any jurisdiction, except for violation of any such Laws that would have a Company Material Adverse Effect, (e) under any contract or instrument, other than liabilities arising out of breaches of such contracts or instruments that would have a Company Material Adverse Effect, (f) under this Agreement or any agreement entered into in connection herewith, (g) that constitute consolidated current liabilities for purposes of Section 2.06, (h) with respect to matters addressed in Sections 3.11 and 3.16 (which shall be governed solely by the terms of such Sections), and (i) liabilities incurred or arising in the ordinary course of business of the Company or such subsidiary since June 30, 1994.

          SECTION 3.09. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date hereof or as contemplated by this Agreement, during the period commencing January 1, 1994, and ending on the date hereof, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and there has not been: (a) any material damage, destruction or loss (not covered by insurance) with respect to any material assets of the Company or any of its subsidiaries that has resulted in a Company Material Adverse Effect; (b) any material change by the Company or its subsidiaries in their accounting methods, principles or practices; (c) except for dividends by a subsidiary of the Company to the Company or another subsidiary of the Company or repurchases of shares of Company Common Stock from terminated employees pursuant to the MEP, any declaration, setting aside or payment of any dividends or distributions in respect of shares of Company Common

Stock or the shares of stock of, or other equity interests in, any subsidiary of the Company or any redemption, repurchase or other reacquisition of any of the Company's equity securities or any of the equity securities of any subsidiary of the Company; (d) any material increase in the benefits under, or the establishment or amendment of, any material bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any material increase in the compensation payable or to become payable to directors, officers or employees of the Company or its subsidiaries, except for (i) increases in salaries or wages payable or to become payable in the ordinary course of business and consistent with past practice, (ii) the establishment of the employee plans set forth in
Section 3.09 of the Company Disclosure Schedule or (iii) the granting of MEP Options to employees of the Company or its subsidiaries pursuant to the terms of the MEP, as in effect on the date hereof; or (e) a Company Material Adverse Effect.

          SECTION 3.10. Absence of Litigation. As of the date hereof, except as disclosed in the Company SEC Reports filed prior to the date hereof, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of the Company, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of the Company, threatened in writing against the Company or any of its subsidiaries or any properties or rights of the Company or any of its subsidiaries (except for claims, actions, suits, litigations, proceedings, arbitrations or investigations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect), and neither the Company nor any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders, except as disclosed in the Company SEC Reports filed prior to the date hereof and except for matters which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          SECTION 3.11.  Employee Benefit Plans; Labor Matters.  (a)  Section
3.11 of the Company Disclosure Schedule sets forth a complete and accurate list of each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), employment agreements, personnel policies or fringe benefit plans, policies, programs and arrangements, stock bonus, deferred compensation, pension, severance, bonus, vacation, travel, incentive, and health, disability and other welfare plans), maintained or contributed to by the Company or any of its subsidiaries, or with respect to which the Company or any of its subsidiaries could incur liability under Section 4069, 4212(c) or 4204 of ERISA (the "Company Benefit Plans").

          (b) Neither the Company nor any of its subsidiaries contributes to, has any material obligation to contribute to or otherwise has any material liability or potential material liability with respect to (i) any "multiemployer plan" (as such term is defined in Section 3(37) of ERISA), (ii) any plan of the type described in Section 4063 and 4064 of ERISA or (iii) any plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or current or future former employees, their spouses or dependents, other than in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), or applicable state continuation law. Neither the Company nor any of its subsidiaries has any liability or potential liability with respect to any employee benefit plan subject to Title IV of ERISA or Section 412 of the Code that is currently or formerly maintained by any other current or former member of the controlled group of corporations, trades or businesses (within the meaning of Sections 414(b), (c), (m) and (o) of the Code) of which the Company or any of its subsidiaries is or was a member which would have a Company Material Adverse Effect.

          (c) None of the Company Benefit Plans obligates the Company or any of its subsidiaries to pay material separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control," as such term is contemplated by Section 280G of the Code (and the regulations promulgated thereunder).

          (d) Each Company Benefit Plan has been maintained, funded and administered in compliance in all material respects with applicable law, including, without limitation, ERISA and the Code. Neither the Company nor any of its subsidiaries has engaged in any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan. No Company Benefit Plan that is subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA has incurred any "accumulated funding deficiency" as such term is defined in such sections of ERISA and the Code, whether or not waived. No liability to the Pension Benefit Guaranty Corporation ("PBGC") (except for payment of premiums in the ordinary course) has been or is reasonably expected to be incurred with respect to any Company Benefit Plan that is subject to Title IV of ERISA; no reportable event (as such term is defined in Section 4043 of ERISA) has occurred with respect to any such Company Benefit Plan; and the PBGC has not commenced or threatened the termination of any such Company Benefit Plan. None of the assets of the Company or any of its subsidiaries is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; neither the Company nor any of its subsidiaries has been required to post any security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code; and neither the Company nor any of its subsidiaries has knowledge of any facts which could reasonably be expected to give rise to such lien or such posting of security.

          (e)  Each Company Benefit Plan that is intended to be qualified under
Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to the qualification under the Code of such Company Benefit Plan and the tax-exempt status of such related trust, and nothing has occurred since the date of such determination letter that could reasonably be expected to adversely affect the qualification of such Company Benefit Plan or the tax-exempt status of such related trust.

          (f) As of the date hereof, the fair market value of the assets of each Company Benefit Plan that is a defined benefit pension plan equals or exceeds the present value of all vested and nonvested liabilities thereunder determined on an "accumulated benefit obligation" ("ABO") basis (as defined in Financial Accounting Standards Board Statement 87), using the actuarial methods, assumptions and factors set forth in such Company Benefit Plan's actuarial valuation of ABO by Hewitt Associates for the most recent plan year ending immediately prior to the date hereof. With respect to each Company Benefit Plan that is subject to the funding requirements of Section 412 of the Code and
Section 302 of ERISA, all material required contributions for all periods ending prior to or as of the Effective Time (including periods from the first day of the then-current plan year to the Effective Time) shall have been made or properly accrued.

          (g) With respect to each Company Benefit Plan, the Company has provided Parent with true, complete and correct copies, to the extent applicable, of (i) all documents pursuant to which such Company Benefit Plan is maintained, funded and administered, (ii) the two most recent annual reports (Form 5500 series) filed with the Internal Revenue Service (with attachments),
(iii) the two most recent actuarial reports, (iv) the two most recent financial statements and (v) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions).

          (h) The Company and each of its subsidiaries is in compliance with all applicable laws relating to the employment of personnel and labor, except where a failure to be in compliance would not have a Company Material Adverse Effect.

          (i) Neither the Company nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or its subsidiaries nor to the knowledge of the Company is any unionization drive or election being conducted as to any of its employees or those of any of its subsidiaries, and no collective bargaining agreement is being negotiated by the Company or any of its subsidiaries. As of the date hereof, there is no labor dispute, strike or work stoppage against the Company or any of its subsidiaries pending or threatened in writing which may interfere with the respective business activities of the Company or its subsidiaries, except where such dispute, strike or work stoppage would not have a Company Material Adverse Effect. As of the date hereof, to the knowledge of the Company, none of the Company or any of its subsidiaries, or their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or its subsidiaries, and there is no charge or complaint against the Company or its subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing, except where such unfair labor practice, charge or complaint would not have a Company Material Adverse Effect.

          (j) The Company has made available to Parent a list of each employee of the Company and its subsidiaries with each such employee's date(s) of hire, title, position, description of job duties, and compensation (including base salary, commissions, bonuses and other material incentive compensation), which list shall also indicate whether such employee is hourly or salaried. With respect to the list described in the preceding sentence, at the Effective Time, the Company shall provide Parent with such list accurately updated as of the Effective Time.

          SECTION 3.12. Taxes. Except for such matters that would not have a Company Material Adverse Effect, (a) the Company and its subsidiaries have timely filed or will timely file all returns and reports required to be filed by them with any taxing authority with respect to Taxes (as hereinafter defined) for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of the Company and its subsidiaries, (b) all Taxes shown to be payable on such returns or reports that are due prior to the Effective Time have been paid or will be paid, (c) the Company believes that all Taxes otherwise due prior to the Effective Time have been paid or will be paid, (d) as of the date hereof, no deficiency for any material amount of Tax has been asserted or assessed by a taxing authority against the Company or its subsidiaries, and (e) no consent under Section 341(f) of the Code has been filed with respect to the Company or any of its subsidiaries.

          SECTION 3.13. Material Contracts. Section 3.13 of the Company Disclosure Schedule sets forth a list, as of the date hereof, of all (a) written employment, severance, termination, consulting (to the extent any thereof involve annual payments of at least $25,000 or are not terminable on less than 366 days' notice without material penalty) and retirement agreements to which the Company or any of its subsidiaries is a party, (b) written collective bargaining agreements to which the Company or any of its subsidiaries is a party, (c) written agreements (excluding through-put agreements), including leases, that require aggregate future payments by or to the Company or any of its subsidiaries of more than $250,000 that are not terminable by the Company or any of its subsidiaries on less than 366 days' notice without material penalty (other than purchase orders entered into in the ordinary course of business),
(d) written agreements containing covenants limiting the freedom of the Company or any of its subsidiaries to compete with any person in any line of business or in any area or territory, (e) license agreements involving annual payments in excess of $25,000, (f) indentures, mortgages and notes or other debt instruments evidencing indebtedness in excess of $100,000, (g) material written agreements of the Company or any of its subsidiaries with any security holder or affiliate of the Company, (h) written agreements of the Company involving payments in excess of $100,000 containing any provisions with respect to a "change in control" of the Company, and (i) agreements under which the Company or any of its subsidiaries has advanced or loaned any amount in excess of $25,000 to any of its directors, officers or employees (collectively, the "Material Contracts"). Except as would not have a Company Material Adverse Effect, (a) the Company and its subsidiaries are not in default under any of the Material Contracts, and (b) to the Company's knowledge, the other parties thereto are not in default and the Material Contracts are valid and binding obligations of the other parties thereto. The Company and its subsidiaries have no commitments to make charitable contributions in excess of $10,000 per year, except for any contributions made to match employee contributions consistent with past practice.

          SECTION 3.14. Properties. Each of the Company and its subsidiaries has good, valid and, in the case of real property, marketable fee simple, title to all the material assets and properties which it owns and which are reflected on the Balance Sheets (except for assets and properties sold, consumed or otherwise disposed of by them since the dates thereof), and such assets and properties are owned free and clear of all Encumbrances, except for (a) liens for taxes and assessments not yet due and payable or for taxes the validity of which is being contested in good faith, (b) Encumbrances to secure indebtedness reflected on the Balance Sheets or indebtedness incurred in the ordinary course of business and consistent with past practice after the date thereof, (c) mechanic's, materialmen's and other Encumbrances that have arisen in the ordinary course of business and (d) imperfections of title and Encumbrances the existence of which do not have a Company Material Adverse Effect. All the material buildings, equipment and other tangible assets of the Company and its subsidiaries (whether owned or leased) are in normal operating condition (normal wear and tear excepted) and are fit for use in the ordinary course of business.

          SECTION 3.15. Insurance. All material insurance policies (the "Insurance Policies") with respect to the property, assets, operations and business of the Company and its subsidiaries are in full force and effect in all material respects. There are no pending material claims against the Insurance Policies by the Company or any of its subsidiaries as to which the insurers have denied liability.

          SECTION 3.16. Environmental and Safety Matters. (a) As of the date hereof, to their knowledge, the Company and its subsidiaries have complied and are in compliance with all applicable Environmental and Safety Requirements (as hereinafter defined), except where such noncompliance would not have a Company Material Adverse Effect. "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, chemical process safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

     (b) Without limiting the generality of the foregoing, to their knowledge, except as would not have a Company Material Adverse Effect, as of the date hereof, the Company and its subsidiaries have obtained and complied with, and are in compliance with, all permits, licenses and other authorizations that may be required pursuant to Environmental and Safety Requirements for the occupation of their facilities and the operation of their business. A list of all such permits, licenses and other authorizations is set forth in Section 3.16(b) of the Company Disclosure Schedule.

     (c) As of the date hereof, the Company and its subsidiaries have not received any material written or oral notice, report or, to their knowledge, other information regarding any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company or its subsidiaries or their facilities and reasonably likely to arise under Environmental and Safety Requirements.

     (d) To their knowledge, none of the following exists, as of the date hereof, at any property or facility owned or operated by the Company or its subsidiaries:

               1.   underground storage tanks or surface impoundments;

               2. material amounts of asbestos-containing material in any form or condition; or

               3. materials or equipment containing material amounts of polychlorinated biphenyls.

          (e) To its knowledge, as of the date hereof, neither the Company nor its subsidiaries has disposed of waste from Company facilities during the period of the Company's control of such facilities, including, without limitation, any hazardous substance, or owned or operated any facility or property of the Company and its subsidiaries so as to give rise to liabilities for response cost, natural resource damages, or attorneys' fees pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as amended, or similar state environmental and safety requirement.

          (f) To the knowledge of the Company and its subsidiaries, neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any material obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental and Safety Requirements.

          (g) To their knowledge, as of the date hereof, neither the Company nor its subsidiaries have, either expressly or by operation of law, assumed or undertaken any material liability, including, without limitation, any material obligation for corrective or remedial action, of any other person relating to Environmental and Safety Requirements.

          (h) To the knowledge of the Company and its subsidiaries, as of the date hereof, no property or facility now owned or operated by the Company or its subsidiaries is presently operated in a manner which requires permitting as a hazardous waste treatment, storage or disposal facility for purposes of the Resource Conservation and Recovery Act or any analogous state law.

          (i) To the knowledge of the Company and its subsidiaries, there have been no material environmental investigations, studies, audits, tests, reviews or other analyses of any property or facility now or previously owned or operated by the Company or any subsidiary which have not been provided or made available to Parent.

          (j) To the knowledge of the Company and its subsidiaries, as of the date hereof, no material facts, events or conditions relating to past or present facilities, properties or operations of the Company or its subsidiaries will prevent continued compliance with Environmental and Safety Requirements in all material respects or give rise to any material investigatory, remedial or corrective obligations pursuant to Environmental and Safety Requirements, or give rise to any other material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements.

          (k) To the knowledge of the Company and its subsidiaries, as of the date hereof, each of the Company and its subsidiaries has conducted its business and owned, operated or used its facilities and properties in such a manner as to preserve and maintain in all material respects any material rights relating to Environmental and Safety Requirements held by any of them pursuant to any agreement, as amended, by which such Company or subsidiary acquired such business, facilities or properties, except for such rights which have expired by virtue of the mere passage of time and could not have been perfected by timely notice or other action, and none of the Company or its subsidiary has acted or failed to act in such a manner as to materially impair any such material right to indemnification.

          SECTION 3.17. Certain Information. To the Company's knowledge, the information set forth in the schedule referred to in Section 3.17 of the Company Disclosure Schedule, taken as a whole, was correct as of the date on which it was furnished to Parent in all material respects.

          SECTION 3.18. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by any Basic Agreement based upon arrangements made by or on behalf of the Company.


                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND PARENT SUB

          Except as set forth in the disclosure schedule delivered by Parent and Parent Sub to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), which shall identify exceptions by specific section references, Parent and Parent Sub hereby jointly and severally represent and warrant to the Company that:

          SECTION 4.01. Organization and Qualification; Subsidiaries. Each of Parent and Parent Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The term "Parent Material Adverse Effect" as used in this Agreement means any change or effect (other than a change or effect relating to the industry of the Parent, the financial markets or the economy generally) that, individually or when taken together with all such other changes or effects, would be materially adverse to the financial condition, business, operations, earnings or prospects of Parent and its subsidiaries, taken as a whole.

          SECTION 4.02. Certificate of Incorporation and By-Laws. Parent has heretofore furnished to the Company a complete and correct copy of the Articles or Certificate of Incorporation and the By-Laws, as amended or restated, of each of Parent and Parent Sub.

          SECTION 4.03. Authority. (a) Parent has all requisite corporate power and authority to execute and deliver each Basic Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby to be consummated by Parent (other than approval of the issuance of Parent Common Shares (as hereinafter defined) pursuant to the MNO Stock Put Agreement (as hereinafter defined) pursuant to Section 312.03(b) of the New York Stock Exchange Inc. Listed Company Manual (the "NYSE Manual") by the holders of a majority of the outstanding Common Shares, without par value, of Parent ("Parent Common Shares")). The execution and delivery of each Basic Agreement and the consummation by Parent of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent are necessary to authorize any Basic Agreement or to consummate the transactions contemplated hereby and thereby (other than, with respect to the approval of the issuance of Parent Common Shares pursuant to the MNO Stock Put Agreement, by the holders of a majority of the outstanding Parent Common Shares). Each Basic Agreement has been duly executed and delivered by Parent and constitutes the legal, valid and binding obligation of Parent.

          (b) Parent Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by Parent Sub. The execution and delivery of this Agreement by Parent Sub and the consummation by Parent Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent Sub and constitutes a legal, valid and binding obligation of Parent Sub. Parent, as the sole stockholder of Parent Sub, has duly approved and adopted this Agreement in accordance with Delaware Law.

          SECTION 4.04. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Parent Sub and of each other Basic Agreement by Parent do not, and the performance of this Agreement by Parent and Parent Sub and of each other Basic Agreement by Parent will not (i) conflict with or violate the Certificate of Incorporation or By-Laws, or the equivalent organizational documents, in each case as amended or restated, of Parent, Parent Sub or any of Parent's subsidiaries, (ii) conflict with or violate any Laws in effect as of the date hereof applicable to Parent, Parent Sub or any of Parent's subsidiaries or by which any of their respective properties is bound, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on, any of the properties or assets of Parent, Parent Sub or any of Parent's subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent, Parent Sub or any of Parent's subsidiaries is a party or by which Parent, Parent Sub or any of Parent's subsidiaries or any of their respective properties is bound, except for any such conflicts or violations described in clause (ii) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment requirements or liens or encumbrances described in clause (iii) that would not have a Parent Material Adverse Effect.

          (b) The execution and delivery of this Agreement by Parent and Parent Sub and of each other Basic Agreement by Parent do not, and the performance of this Agreement by Parent and Parent Sub and of each other Basic Agreement by Parent will not, require Parent or Parent Sub to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entities based on laws, regulations or other requirements of any Governmental Entities, except (i) for applicable requirements, if any, of the Exchange Act and the HSR Act and the filing and recordation of the Certificate of Merger as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, either individually or in the aggregate, prevent Parent or Parent Sub from performing its obligations under this Agreement or Parent from performing its obligations under any other Basic Agreement and, in any such case, would not have a Parent Material Adverse Effect.

          SECTION 4.05. Reports; Financial Statements. Since March 31, 1992, Parent and its subsidiaries have filed (i) all forms, reports, statements and other documents required to be filed with (A) the SEC, including, without limitation (I) all Annual Reports on Form 10-K, (II) all Quarterly Reports on Form 10-Q, (III) all proxy statements relating to meetings of stockholders (whether annual or special), (IV) all Current Reports on Form 8-K, (V) all other reports or registration statements and (VI) all amendments and supplements to all such reports and registration statements (collectively, the "Parent SEC Reports") and (B) any other applicable state securities authorities and (ii) all forms, reports, statements and other documents required to be filed with any other applicable federal or state regulatory authorities, except where the failure to file any such forms, reports, statements or other documents would not have a Parent Material Adverse Effect (all such forms, reports, statements and other documents in clauses (i) and (ii) of this Section 4.05(a) being referred to herein, collectively, as the "Parent Reports"). The Parent Reports, including all Parent Reports filed after the date hereof and prior to the Effective Time (a) were or will be prepared in all material respects in accordance with the requirements of applicable Law (including, with respect to the Parent SEC Reports, the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports) and
(b) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          SECTION 4.06. Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date hereof or as contemplated by this Agreement, during the period commencing January 1, 1994, and ending on the date hereof, there has not been (a) a Parent Material Adverse Effect or (b) any change by Parent or its subsidiaries in their accounting methods, principles or practices.

          SECTION 4.07. Ownership of Parent Sub; No Prior Activities. Parent Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and the financing thereof and except for this Agreement and any other agreements or arrangements contemplated by this Agreement or related to the financing of the transactions contemplated hereby, Parent Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

          SECTION 4.08. Vote Required. The affirmative vote of the holders of a majority of the outstanding Parent Common Shares to approve the issuance of Parent Common Shares pursuant to the MNO Stock Put Agreement pursuant to Section 312.03(b) of the NYSE Manual is the only vote of the holders of any class or series of Parent capital stock necessary to approve any of the transactions contemplated hereby. The affirmative vote of the holders of a majority of the Parent Sub Common Stock is the only vote of the holders of any class or series of Parent Sub capital stock necessary to approve the Merger.

          SECTION 4.09. Financing. (a) Parent or Parent Sub has received and furnished copies to the Company of (i) a commitment letter (the "Commitment Letter") from Citibank, N.A. dated August 5, 1994, pursuant to which Citibank, N.A. has committed, subject to the terms and conditions thereof, to provide to Parent (or to Parent Sub or another subsidiary of Parent) $597,000,000 in bank financing (the "Bank Financing"), and (ii) a Put Option Agreement dated as of August 8, 1994 (the "MNO Stock Put Agreement"), pursuant to which Minorco has agreed, subject to the terms and conditions stated therein, to purchase, at the option of Parent, 13,333,333 Parent Common Shares for $100,000,000 in cash in connection with the Merger. The commitment and agreement referred to in clauses
(i) and (ii) above are referred to herein as the "Financing

Commitments", and the financing to be provided thereunder is referred to herein as the "Financing". The aggregate proceeds of the Financing (along with (i) cash held by the Company and its subsidiaries and available to it for such purpose and (ii) cash held by Parent and its subsidiaries) will be in an amount sufficient to consummate the Merger (and make all the payments contemplated by Article II), pay all related fees and expenses and provide adequate working capital for the operation of the Company as of the Effective Time.

          (b) Parent acknowledges that the financing structure to be employed by Parent and Parent Sub in connection with the Financing for the transactions contemplated hereby has been and will continue to be devised by Parent and that the Company makes no representation or warranty with respect to such financing structure. As of the date hereof, (i) Parent knows of no facts or circumstances that are reasonably likely to result in any of the conditions set forth in the Financing Commitments (or reasonably likely to be set forth in the definitive documentation therefor) not being satisfied and (ii) the financing structure currently contemplated to be employed in connection with the Financing for the transactions contemplated hereby will permit all the payments contemplated by
Article II and the Methanol Hedging Agreement (as hereinafter defined) to be paid in accordance with the terms of Article II and such Methanol Hedging Agreement.

          SECTION 4.10. Brokers. Other than S.G. Warburg, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by any Basic Agreement based upon arrangements made by or on behalf of Parent or Parent Sub.


                                   ARTICLE V

                                   COVENANTS

          SECTION 5.01. Affirmative Covenants of the Company. The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by any Basic Agreement or consented to in writing by Parent, the Company will and will cause its subsidiaries to (a) operate its business in the usual and ordinary course consistent with past practices; (b) use its reasonable efforts to preserve substantially intact its business organizations, maintain its rights and franchises, retain the services of its respective principal officers and key employees and maintain its relationships with its respective principal customers and suppliers; (c) use its reasonable efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain inventories in quantities consistent with its customary business practice; and
(d) use its reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained; provided, however, that in the event the Company deems it necessary to take certain actions that would otherwise be proscribed by clauses (a) - (d) of this
Section 5.01, the Company shall consult with Parent and Parent shall consider in good faith the Company's request to take such action and not unreasonably withhold its consent for such action.

          SECTION 5.02. Negative Covenants of the Company. Except as expressly contemplated by any Basic Agreement and except as set forth in Section 5.02 of the Company Disclosure Schedule, or otherwise consented to in writing by Parent, from the date hereof until the Effective Time, the Company will not do, and will not permit any of its subsidiaries to do, any of the following:

          (a) (i) increase the periodic compensation payable to or to become payable to any director or executive officer of the Company or any of its subsidiaries, except for increases in salary or wages payable or to become payable in the ordinary course of business and consistent with past practice;
(ii) grant any severance or termination pay (other than pursuant to existing severance arrangements or policies as in effect on the date hereof) to, or enter into any employment or severance agreement with, any director, officer or employee of the Company or any of its subsidiaries (other than employment, severance or similar agreements entered into with the consent of Parent, which consent shall not be unreasonably withheld); or (iii) adopt any employee benefit plan or arrangement, except as may be required by applicable Law;

          (b) make any distribution on or in respect of the Senior Preference Units, except out of Available Cash (as defined in the AMCLP Agreement);

          (c) (i) except as are described in Section 3.03(b) of the Company Disclosure Schedule, redeem, repurchase or otherwise reacquire any shares of its or any of its subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock (other than any such acquisition directly from any wholly owned subsidiary of the Company in exchange for capital contributions or loans to such subsidiary or from terminated employees pursuant to the MEP), or any options, warrants or conversion or other rights to acquire any shares of its or its subsidiaries' capital stock or any such securities or obligations (except in connection with the exercise of outstanding Options referred to in Section 3.03(a) in accordance with their terms); (ii) effect any reorganization or recapitalization of the Company; or (iii) split, combine or reclassify any of the Company's capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

          (d) (i) except as are described in Section 3.03(b) of the Company Disclosure Schedule, issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any Encumbrances) of, any shares of any class of its or its subsidiaries' capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares (except for the issuance of shares upon the exercise of outstanding Options and except for the issuance of options to employees with the consent of Parent, which consent shall not be unreasonably withheld); or (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof;

          (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division (other than a wholly owned subsidiary) thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets in the ordinary course of business and consistent with past practice) in the case of asset purchases which are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole, or make or commit to make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice;

          (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets or any material assets of any of its subsidiaries or make any charitable contributions or commitments therefor except for dispositions or contributions in the ordinary course of business and consistent with past practice;

          (g) propose or adopt any amendments to its Certificate of Incorporation or, as to its By-Laws, any amendments that would have an adverse impact on the consummation of the transactions contemplated by this Agreement or would be adverse to Parent's interests;

          (h) (A) change any of its methods of accounting in effect at March 31, 1994, or (B) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed $1,000,000), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1992, except, in the case of clause (A) or clause (B), as may be required by Law or generally accepted accounting principles;

          (i) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business under existing loan agreements or capitalized leases, or prepay, before the scheduled maturity thereof, any of its long-term debt;

          (k) agree in writing or otherwise to do any of the foregoing; or

          (l) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as hereinafter defined), or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Company or any of its subsidiaries or any representative retained by the Company or any of the Company's subsidiaries to take any such action, and the Company shall promptly notify Parent of all relevant terms of any such inquiries and proposals received by the Company or any of its subsidiaries, or by any such officer, director or representative, relating to any of such matters and if such inquiry or proposal is in writing, the Company shall deliver or cause to be delivered to Parent a copy of such inquiry or proposal. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving the Company or any of its subsidiaries: (a) any merger, consolidation, share exchange, business combination, or other similar transaction (other than the transactions contemplated by this Agreement); (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of transactions; (c) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of the Company; (d) any person shall have acquired, after the date hereof, beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed that beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the then outstanding shares of capital stock of the Company; or (e) any public announcement of a proposal, plan or intention to do any of the foregoing.

          SECTION 5.03. Certain Covenants of Parent. (a) Except as expressly contemplated by any Basic Agreement or otherwise consented to in writing by the Company, from the date hereof until the Effective Time, Parent will not, and will not permit any of its subsidiaries to acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division (other than a wholly owned subsidiary) thereof, or otherwise acquire or agree to acquire any assets of any other person, which, in each case, would materially delay or prevent the consummation of the transactions contemplated by this Agreement.

          (b) In connection with the Financing for the transactions contemplated hereby, Parent will not, and will not permit Parent Sub or any of Parent's other subsidiaries (including, after the Effective Time, the Surviving Corporation) to enter into any agreement that will prohibit or otherwise interfere with the making of the payments contemplated by Article II and the Methanol Hedging Agreement in accordance with the terms of Article II and such Methanol Hedging Agreement.

          (c) Parent agrees to exercise in full the option provided for in the MNO Stock Put Agreement not later than the last date on which it is permitted to do so thereunder. Parent agrees to give the Company prompt written notice of any proposed amendment to the MNO Stock Put Agreement. Parent agrees not to amend the MNO Stock Put Agreement in any manner that would adversely affect the ability of Parent to close on the put option set forth therein or on the Merger, without the prior written consent of the Company.

          SECTION 5.04. Access and Information. Subject to confidentiality agreements to which the Company or any of its subsidiaries is a party, the Company shall, and shall cause its subsidiaries to (i) afford to Parent and its officers, directors, employees, accountants, consultants, legal counsel, agents, lenders (including representatives of any lenders) and other representatives (collectively, the "Parent Representatives") reasonable access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and its subsidiaries and to the books and records thereof and (ii) furnish promptly to Parent and the Parent Representatives such information concerning the business, properties, contracts, records and personnel of the Company and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by Parent. The parties hereto acknowledge and agree that, anything herein to the contrary notwithstanding, neither Parent nor any Parent Representative shall be permitted to conduct any environmental investigation or diligence on the properties or facilities of the Company without the prior written consent of the Company; provided however, that (i) Parent's lenders (including representatives of lenders) shall be permitted to perform a reasonable "Phase I" analysis (which shall not include any environmental testing) of the type customarily performed by lenders for financings such as the Financing at reasonable times upon reasonable prior notice and (ii) employees of Parent with ongoing responsibilities for environmental matters shall be permitted to perform additional environmental diligence with respect to the Company (which shall not include any environmental testing) at reasonable times upon reasonable prior notice.

          SECTION 5.05. Confidentiality. The parties will comply with all their respective obligations under the Confidentiality Agreement dated May 19, 1994, between the Company and Parent (the "Confidentiality Agreement"). The Company agrees to not use, and to keep confidential, any information provided to it by Parent or its subsidiaries (and cause its employees, lenders and advisors to do the same) to the same extent and under the same covenants as provided in the Confidentiality Agreement with respect to Parent's treatment of the Company's confidential information.


                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

          SECTION 6.01. Stockholder Approval. Parent shall, promptly after the date hereof, take all action necessary in accordance with Maryland Law and its Certificate of Incorporation and By-Laws to convene a meeting of Parent's stockholders (the "Parent Stockholders' Meeting"), to approve the issuance of Parent Common Shares pursuant to the MNO Stock Put Agreement. Parent shall use its reasonable best efforts to solicit from stockholders of Parent proxies in favor of the approval of the issuance of Parent Common Shares pursuant to the MNO Stock Put Agreement and to secure the vote or consent of stockholders required to approve the issuance of Parent Common Shares pursuant to the MNO Stock Put Agreement.

          SECTION 6.02. Proxy Statement. (a) As promptly as practicable after the execution of this Agreement, Parent shall prepare and file with the SEC a proxy statement in connection with the matters to be considered at the Parent Stockholders' Meeting (the "Parent Proxy Statement"). Parent shall use all reasonable best efforts to cause the Parent Proxy Statement to be "cleared" by the SEC for mailing to the stockholders of Parent as promptly as practicable and shall mail the Parent Proxy Statement to its stockholders as promptly as practicable thereafter. The Company shall furnish all information concerning it and the holders of its capital stock as Parent may reasonably request in connection with such actions.

          (b) The information supplied by the Company for inclusion in the Parent Proxy Statement shall not, at the date the Parent Proxy Statement (or any supplement thereto) is first mailed to stockholders, at the time of the Parent Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its affiliates, or its or their respective officers or directors, should be discovered by the Company that should be set forth in a supplement to the Parent Proxy Statement, the Company shall promptly inform Parent.

          (c) The information supplied by Parent for inclusion in the Parent Proxy Statement shall not, at the date the Parent Proxy Statement (or any supplement thereto) is first mailed to stockholders, at the time of the Parent Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Parent or any of its affiliates, or to its or their respective officers or directors, should be discovered by Parent that should be set forth in a supplement to the Parent Proxy Statement, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

          SECTION 6.03. Appropriate Action; Consents; Filings. (a) The Company and Parent shall each use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise (including, in the case of Parent, consummating the Financing) to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain any consents or approvals with respect to the Merger the absence of which would result in a Company Material Adverse Effect (it being understood that obtaining
(i) any thereof that are listed on Exhibit 7.02(c) shall be a condition to Parent's obligation to consummate the Merger, and (ii) any thereof that are not listed on Exhibit 7.02(c) shall not be a condition to Parent's obligation to consummate the Merger), (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, (B) the HSR Act, and
(C) any other applicable Law; provided that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents (except those filed in connection with the HSR Act) to the nonfiling party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and Parent shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Parent Proxy Statement) in connection with the transactions contemplated by this Agreement.

          (b) Each of the Company and Parent agree to cooperate and use their reasonable best efforts to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including, without limitation, by pursuing any necessary administrative or judicial appeal or legislative action.

          SECTION 6.04. Certifications. The Company shall use its reasonable best efforts to obtain the certifications described in Section 7.02(f).

          SECTION 6.05. Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation.

          SECTION 6.06. Indemnification. (a) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Certificate of Incorporation and By-Laws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were identified as prospective indemnitees under the Certificate of Incorporation or By-laws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law.

          Parent will not permit the provisions with respect to indemnification set forth in the Certificate of Incorporation and By-laws of each of AMC, BMCH and BMC on the date of this Agreement to be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were identified as prospective indemnitees under any such Certificate of Incorporation or By-laws in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law. Parent will not permit the provisions of Sections 6.07 and
6.08 of each Partnership Agreement to be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were prospective indemnitees under either such Partnership Agreement in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law.

          (b) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors and employees of the Company (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of Parent and the Surviving Corporation (which approval shall not be unreasonably withheld), or otherwise in connection with any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact that such person is or was such a director, officer or employee and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case to the fullest extent permitted under Delaware Law (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of Delaware Law). Parent hereby guarantees the Surviving Corporation's obligations pursuant to this Section 6.06(b).

          (c) Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective
Time) after the Effective Time (i) the Indemnified Parties may retain the Company's regularly engaged independent legal counsel as of the date hereof, or other independent legal counsel satisfactory to them provided that such other counsel shall be reasonably acceptable to Parent and the Surviving Corporation,
(ii) the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and (iii) the Surviving Corporation will use its reasonable best efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this
Section 6.06, upon learning of any such Claim, shall notify the Surviving Corporation (although the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which the Surviving Corporation may have under this Section 6.06, except to the extent such failure prejudices the Surviving Corporation), and shall deliver to the Surviving Corporation the undertaking contemplated by Section 145(e) of Delaware Law. The Indemnified Parties as a group may retain one law firm (in addition to local counsel) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct (as determined by counsel to such Indemnified Parties), a conflict on any significant issue between the positions of any two or more of such Indemnified Parties, in which event, an additional counsel as may be required may be retained by such Indemnified Parties.

          (d) This Section 6.06 is intended to be for the benefit of, and shall be enforceable by, the indemnified parties referred to herein, their heirs and personal representatives and shall be binding on Parent and Parent Sub and the Surviving Corporation and their respective successors and assigns.

          SECTION 6.07. Obligations of Parent Sub. Parent shall take all action necessary to cause Parent Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

          SECTION 6.08. Investigation. Parent acknowledges and agrees that it will not assert any claim against any of the Company's officers, directors, employees, agents, stockholders, affiliates, advisors or other representatives, or hold any of such persons liable, for any inaccuracies, misstatements or omissions with respect to information furnished by the Company or such persons concerning the Company. Parent acknowledges and agrees that none of the Company's stockholders, officers, directors, employees, agents, affiliates, advisors or other representatives have made, or are making, any representations or warranties with respect to the Company, this Agreement, or any of the transactions contemplated hereby, other than as expressly set forth in the MSLEF II Certificate (as hereinafter defined).

          SECTION 6.09. Certain Notifications. (a) The Company will provide Parent with prompt notice of all litigation initiated against the Company or any of its subsidiaries after the date hereof.

          (b) The Company will promptly notify Parent of the occurrence, after the date hereof, of any material event that could reasonably be expected to result in any of the conditions set forth in 7.01(b), 7.02(g) or 7.02(h) failing to be satisfied at the Effective Time.


                                  ARTICLE VII

                               CLOSING CONDITIONS

          SECTION 7.01. Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

          (a) Antitrust. (i) The applicable waiting period under the HSR Act shall have expired or been terminated.

          (ii) After the date hereof, no antitrust action or proceeding by or before any governmental authority of competent jurisdiction shall have been instituted and be pending against any of the parties hereto to restrain, prohibit or invalidate the Merger that could reasonably be expected, if adversely determined, to materially adversely affect the ability of the Company or Parent to own or operate any of the three principal facilities of the Company or the three principal facilities of Parent after the Closing.

          (b) Litigation, etc. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. Since the date hereof, there shall not have been instituted and be pending against the Company or any of its subsidiaries any lawsuits or other litigation or proceedings that, individually or in the aggregate, could reasonably be expected, if adversely determined, to have a Company Material Adverse Effect.

          (c) Section 280(G). Any payment that would otherwise constitute "an excess parachute payment" (within the meaning of Section 280G of the Code) that will be made to any "disqualified individual" (within the meaning of Section 280G(c) of the Code) as a result of this Agreement and the transactions contemplated hereby shall have been approved by a vote of the stockholders of the Company satisfying the requirements of Section 280G(b)(5) of the Code. The right of any such disqualified individual to receive any such payments shall be subject to the approval of the Company's stockholders described in the preceding sentence.

          (d) Methanol Hedging Agreement. BMC and the counterparty named therein shall have executed and delivered a Methanol Hedging Agreement (the "Methanol Hedging Agreement") dated as of the Effective Time, in the form attached hereto as Exhibit 7.01(d).

          SECTION 7.02. Additional Conditions to Obligation of Parent. The obligation of Parent to effect the Merger is also subject to the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement (i) in the case of any thereof that are expressly qualified by any materiality qualification, shall be true and correct, subject to such materiality qualification, and (ii) in the case of all other representations and warranties, shall be true and correct in all material respects, in each case as of the Effective Time as though made on and as of the Effective Time, and except that those representations and warranties that address matters only as of a particular date shall remain true and correct, subject to such materiality qualifications or in all material respects, as the case may be, as of such date. Parent shall have received a certificate of the Chief Financial Officer of the Company to such effect.

          (b) Agreements and Covenants. The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except where the failure to so comply would not have a Company Material Adverse Effect. Parent shall have received a certificate of the Chief Financial Officer of the Company to that effect.

          (c) Consents and Approvals. All consents, approvals and authorizations that are described on Exhibit 7.02(c) shall have been obtained.

          (d) Dissenting Shares. Not more than 5% of the outstanding shares of Company Common Stock shall be Dissenting Shares.

          (e) Options and Related Matters. Parent shall have received satisfactory evidence that all necessary actions shall have been taken so as to conform the rights of option holders with their rights under this Agreement.

          (f) Certain Certifications. Each holder of Company Common Stock or Options as of immediately prior to the Effective Time shall have delivered to Parent a certification pursuant to Treasury Regulation Section 1.1445-2 (b) (2) that such holder is not a "foreign person".

          (g) Damage. Since the date hereof, there shall not have occurred any physical damage (including damage or erasure to or of software), destruction or catastrophic loss to any of the physical assets (including software) used or owned by the Company or any of its subsidiaries that could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (h) Environmental. Since the date hereof (i) there shall not have been any emissions, discharges, spills or releases, or any use, treatment, storage, disposal, handling, manufacture, transportation or shipment, of any substance by the Company or any of its subsidiaries which could reasonably be expected to give rise to liabilities, claims or costs pursuant to Environmental and Safety Requirements that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect and (ii) neither the Company nor any of its subsidiaries shall have received any written notice from any federal, state or local environmental regulatory agency asserting any claim or requiring any investigatory, remedial or corrective action under applicable Environmental and Safety Requirements that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

          (i) Certain Agreements. Robert B. Gwyn and Harvey E. O'Neill shall have executed and delivered Agreements dated as of the Effective Time, in the form attached hereto as Exhibit 7.02(i).

          (j) MSLEF II Certificate. The Morgan Stanley Leveraged Equity Fund II, L.P. shall have executed and delivered a certificate (the "MSLEF II Certificate") dated as of the Effective Time, in the form attached hereto as
Exhibit 7.02(j).

          (k) Stockholder Approval. The issuance of Parent Common Shares pursuant to the MNO Stock Put Agreement shall have been approved by the requisite vote of the stockholders of Parent.

          (l) Minimum Cash. The aggregate amount of cash and cash equivalents of the Company and its subsidiaries (other than AMCLP and AMLP) shall be at least $36 million).

          SECTION 7.03. Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of Parent and Parent Sub contained in this Agreement (i) in the case of any thereof that are expressly qualified by any materiality qualification, shall be true and correct, subject to such materiality qualification, and (ii) in the case of all other representations and warranties, shall be true and correct in all material respects, in each case as of the Effective Time as though made on and as of the Effective Time, and except that those representations and warranties that address matters only as of a particular date shall remain true and correct, subject to such materiality qualifications or in all material respects, as the case may be, as of such date. The Company shall have received a certificate of the Chief Financial Officer of Parent to such effect.

          (b) Agreements and Covenants. Parent shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except where the failure to comply would not have a Parent Material Adverse Effect. The Company shall have received a certificate of the Chief Financial Officer of Parent to that effect.


                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

          SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time:

          (a) by mutual consent of Parent and the Company;

          (b) by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue in any material respect, in either case such that the conditions set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied (a "Terminating Company Breach"), provided that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 8.01(b);

          (c) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue in any material respect, in either case such that the conditions set forth in Section 7.03(a) or Section 7.03(b) would not be satisfied (a "Terminating Parent Breach"), provided that, if such Terminating Parent Breach is curable by Parent through the exercise of its reasonable best efforts and for so long as Parent continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this
     Section 8.01(c);

          (d) by either Parent or the Company, if there shall be any Order that is final and nonappealable preventing the consummation of the Merger or requiring the divestiture of any of the three principal facilities of the Company, except if the party relying on such Order has not complied with its obligations under Section 6.03(b);

          (e) by either Parent or the Company, if the Merger shall not have been consummated before March 31, 1995, except if the party seeking to terminate the Agreement shall be in breach hereof; and

          (f) by the Company, if the issuance of Parent Common Shares pursuant to the MNO Stock Put Agreement shall fail to receive the requisite vote for approval by the stockholders of Parent at the Parent Stockholders' Meeting.

          The right of any party hereto to terminate this Agreement pursuant to this Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

          SECTION 8.02.  Effect of Termination.  Except as provided in Section
8.05 or Section 9.01, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability on the part of Parent, Parent Sub or the Company or any of their respective officers or directors to the other and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party for any breach of this Agreement.

          SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          SECTION 8.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

          SECTION 8.05. Expenses. All expenses incurred by the parties hereto shall be borne solely by the party that has incurred such expenses.


                                   ARTICLE IX

                               GENERAL PROVISIONS

          SECTION 9.01. Effectiveness of Representations, Warranties and Agreements. (a) Except as set forth in Section 9.01(b), the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement.

          (b) The representations, warranties and agreements in this Agreement (and in any certificate (other than the MSLEF II Certificate) delivered in connection with the Closing) shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VIII, except that the agreements set forth in Articles I and II and Sections 6.06 and 6.08 shall survive the Effective Time and those set forth in Sections 5.05, 6.08, 8.02,
8.05 and Article IX hereof shall survive termination.

          SECTION 9.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

          (a)  If to Parent or Parent Sub:

               Terra Centre
               600 Fourth Street
               Sioux City, Iowa  51101
               Attention:  Chief Executive Officer
               Telecopier:  (712) 277-5429

          (b)  If to the Company:

               5100 E. Skelly Drive
               Suite 800
               Meridian Building
               Tulsa, Oklahoma  74135
               Attention:  Chief Executive Officer
               Telecopier:  (918) 660-6294


          SECTION 9.03. Certain Definitions. For purposes of this Agreement, the term:

          (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          (b) "AMC" means Agricultural Minerals Corporation, a Delaware corporation;

          (c) "AMCLP" means Agricultural Minerals Company, L.P., a Delaware limited partnership;

          (d) "AMLP" means Agricultural Minerals, Limited Partnership, a Delaware limited partnership;

          (e) "BMC" means Beaumont Methanol Corporation, a Delaware corporation;

          (f) "BMCH"  means BMC Holdings Inc., a Delaware corporation;

          (g) "business day" means any day other than a day on which banks in the State of New York are authorized or obligated to be closed;

          (h) "control" (including the terms "controlled", "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

          (i) "knowledge" or "known" shall mean, with respect to any matter in question, if an executive officer of the Company or Parent, as the case may be, has actual knowledge of such matter;

          (j) "Oklahoma CO\\2\\ Partnership" means Oklahoma CO\\2\\ Partnership, an Oklahoma general partnership.

          (k) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

          (l) "Sellers' Representative" means The Morgan Stanley Leveraged Equity Fund II, L.P., acting as agent for the holders of Company Common Stock and holders of Options pursuant to an agency agreement to be dated as of the Effective Time.

          (m) "Significant Subsidiary" or "Significant Subsidiaries" means any subsidiary of the Company or Parent, as the case may be, that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the SEC and, in the case of the Company, includes, without limitation, AMC, AMCLP, AMLP, BMCH and BMC;

          (n) "subsidiary" or "subsidiaries" of the Company, Parent, the Surviving Corporation or any other person, means any corporation, partnership, joint venture or other legal entity of which the Company, Parent, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and

          (o) "Tax" or "Taxes" shall mean any and all taxes, charges, fees, levies, payable to any federal, state, local or foreign taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, highway transportation taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto.

          SECTION 9.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          SECTION 9.06. Entire Agreement. This Agreement (together with the Exhibits hereto), and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

          SECTION 9.07. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

          SECTION 9.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied (other than the provisions of Sections 6.06 and 6.08), is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          SECTION 9.09. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

          SECTION 9.10. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law, and each party hereto hereby submits to the exclusive jurisdiction of the Delaware courts sitting in chancery for the resolution of all disputes under the Basic Agreements.

          SECTION 9.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, Parent, Parent Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                         TERRA INDUSTRIES INC.


                                         By: /s/ Burton M. Joyce
                                             -------------------------------
                                             Name:  Burton M. Joyce
                                             Title: President and Chief
                                                    Executive Officer


                                         AMCI ACQUISITION
                                          CORPORATION


                                         By: /s/ Burton M. Joyce
                                             --------------------------------
                                             Name:  Burton M. Joyce
                                             Title: President


                                         AGRICULTURAL MINERALS
                                          AND CHEMICALS INC.


                                         By: /s/ Robert B. Gwyn
                                             --------------------------------
                                             Name:  Robert B. Gwyn
                                             Title: Chief Executive Officer